BROWN ADVISORY FUNDS

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

for the

BROWN ADVISORY EMERGING MARKETS SMALL-CAP FUND

This Investment Sub-Advisory Agreement is made as of __, 2014, by and between Brown Advisory LLC (the “Adviser”) and Macquarie Funds Management Hong Kong Ltd. (the “Sub-Adviser”).

WHEREAS, pursuant to an Investment Advisory Agreement dated as of May 2, 2012 (the “Advisory Agreement”), the Adviser serves as investment adviser to Brown Advisory Funds, a Delaware statutory trust and an open-end management investment company (the “Trust”), which has filed a registration statement (the “Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933; and

WHEREAS, the Trust is comprised of several separate investment series, one of which is the Brown Advisory Emerging Markets Small-Cap Fund (the “Fund”); and

WHEREAS, the Adviser and the Sub-Adviser are each registered as investment advisers with the United States Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Advisory Agreement permits the Adviser to delegate certain of its investment advisory duties under the Advisory Agreement to one or more sub-advisers; and

WHEREAS, the Adviser desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser experienced in the management of a portfolio of securities to assist the Adviser in performing services for the Fund; and

WHEREAS, the Sub-Adviser represents that it has the legal power and authority to perform the services contemplated hereunder without violation of applicable law, including the Advisers Act, and desires to provide such services to the Adviser and the Trust; and

WHEREAS, the Trust and the Fund are intended to be third party beneficiaries of the arrangements described herein;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

§1.         Appointment of the Sub-Adviser.  The Adviser hereby appoints the Sub-Adviser to provide a continuous investment program for that portion of the Fund designated by the Adviser as assigned to the Sub-Adviser (the “Segment” of the Fund), subject to such written instructions (“Investment Instructions”) and supervision as the Adviser may from time to time furnish via its authorised persons as notified to the Sub-Adviser in writing (each an “Authorised Person”).  The Sub-Adviser hereby accepts such appointment and agrees to render the services and to assume the obligations herein set forth for the compensation herein provided.  The Sub-Adviser will provide the services under this Agreement with respect to the Segment in accordance with the Fund’s investment objective, policies and applicable restrictions as stated in the Fund’s most recent Prospectus and Statement of Additional Information and as the same may, from time to time, be supplemented or amended and in resolutions of the Trust’s Board of Trustees, but only to the extent that such documents relate to the Sub-Adviser’s obligations under this Agreement. The Sub-Adviser is entitled to treat any investment restrictions disclosed in the Prospectus and Statement of Additional Information that refer to the Fund as applying to the Segment. Where the Sub-Adviser is not the sole sub-adviser appointed to manage the Fund, the Sub-Adviser is not responsible for monitoring the total position or assets of the Fund, including whether or not investment restrictions for the Fund are breached. The Sub-Adviser is not required to confirm that an Investment Instruction is consistent or complies with the Fund’s Prospectus and Statement of Additional Information or law. The Sub-Adviser is not liable for any loss or expense incurred by the Trust as a result of the Sub-Adviser acting on any Investment Instruction or direction from an Authorised Person.  The Adviser agrees to furnish to the Sub-Adviser from time to time copies of all Prospectuses and Statements of Additional Information and of all amendments of, or supplements to, such Prospectuses and Statements of Additional Information and of all resolutions of the Trust’s Board of Trustees applicable to the Sub-Adviser’s services hereunder, and the Sub-Adviser will only be obliged to comply with such documents (where relevant) a reasonable time after the Sub-Adviser has received the updated documents.   The Adviser must give reasonable prior notice to the Sub-Adviser of changes to the Prospectus or Statement of Additional Information that impact the Sub-Adviser’s obligations under this Agreement and will consult in good faith with the Sub-Adviser if the Sub-Adviser raises concerns that it will not be able to comply with the changes. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Adviser, the Fund or the Trust in any way.

§2.         Sub-Advisory Services.  Subject to written Investment Instructions and supervision as the Adviser may from time to time furnish, the Sub-Adviser will provide an investment program for the Segment, including investment research and management with respect to securities and investments, including cash and cash equivalents in the Segment, and will determine from time to time what securities and other investments will be purchased, retained or sold by and within the Segment.  The Sub-Adviser will implement such determinations through the placement, on behalf of the Fund, of orders for the execution of portfolio transactions through such brokers or dealers as it may select.

If the Sub-Adviser is unable to comply with the Investment Instructions, it must promptly notify the Adviser. Upon receipt of such notice, the Adviser must withdraw the specific instructions with which the Sub-Adviser is unable to comply. If an Investment Instruction is inconsistent with the investment guidelines, investment program, Prospectus or Statement of Additional Information or, in the Sub-Adviser’s opinion, ambiguous or unclear in any respect, the Adviser must promptly clarify the instruction with the Sub-Adviser and the Investment Instruction will not operate until it has been clarified. The Sub-Adviser is entitled to rely on the accuracy and validity of any Investment Instruction.

The Adviser acknowledges that the Sub-Adviser will manage the Segment on a pre-tax basis and is not required to take into account the Adviser’s, Trustee’s or Fund’s tax position in managing the Segment.

In fulfilling its responsibilities hereunder, the Sub-Adviser agrees that it will:

(a)	use the same skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

(b)
conform with all applicable rules and regulations of the SEC and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any government authority pertaining to the investment advisory activities of the Sub-Adviser and shall furnish such written reports or other documents substantiating such compliance as the Adviser reasonably may request from time to time;

(c)	not make loans to any person to purchase or carry shares of beneficial interest in the Trust or make loans to the Trust;

(d)
place orders pursuant to investment determinations for the Fund either directly with the issuer or with an underwriter, market maker or broker or dealer.  In placing orders, the Sub-Adviser will use its reasonable efforts to obtain best execution of such orders, subject to the Sub-Adviser not using any affiliated brokers.  Consistent with this obligation, the Sub-Adviser may, to the extent permitted by law, effect portfolio securities transactions through brokers and dealers who provide brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to or for the benefit of the Fund and/or other accounts over which the Sub-Adviser exercises investment discretion.  Subject to the review of the Trust’s Board of Trustees from time to time with respect to the extent and continuation of the policy, the Sub-Adviser is authorized to cause the Fund to pay a broker or dealer who provides such brokerage and research services a commission for effecting a securities transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser with respect to the accounts as to which it exercises investment discretion.  The Trust or the Adviser may, from time to time in writing, direct the Sub-Adviser to place orders through one or more brokers or dealers and, thereafter, the Sub-Adviser will have no responsibility for ensuring best execution with respect to such orders.  In no instance will portfolio securities be purchased from or sold to the Sub-Adviser or any affiliated person of the Sub-Adviser as principal except as may be permitted by the 1940 Act or an exemption therefrom.  If the Sub-Adviser determines in good faith that the transaction is in the best interest of each client, securities may be purchased on behalf of the Fund from, or sold on behalf of the Fund to, another client of the Sub-Adviser in compliance with Rule 17a-7 under the 1940 Act;

(e)
maintain all necessary or appropriate records with respect to the Fund’s securities transactions for the Segment in accordance with all applicable laws, rules and regulations, including but not limited to Section 31 (a) of the 1940 Act, and will furnish the Trust’s Board of Trustees and the Adviser such periodic and special reports as the Board and Adviser reasonably may request;

(f)
treat confidentially and as proprietary information of the Adviser and the Trust all records and other information relative to the Adviser and the Trust and prior, present, or potential shareholders, and will not use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except that subject to prompt notification to the Trust and the Adviser, the Sub-Adviser may divulge such information to its independent auditors and regulatory authorities, or when so requested by the Adviser and the Trust; provided, however, that nothing contained herein shall prohibit the Sub-Adviser from (1) advertising or soliciting the public generally with respect to other products or services, regardless of whether such advertisement or solicitation may include prior, present or potential shareholders of the Fund or (2) including the Adviser and Trust on its general list of disclosable clients. Each party may also divulge such information to its related bodies corporate, brokers, counterparties, and stock exchanges to the extent necessary for the performance of its obligations under this Agreement;

(g)
maintain its policy and practice of conducting its fiduciary functions independently. In making investment decisions for the Fund, the Sub-Adviser’s personnel will not inquire or take into consideration whether the issuers of securities proposed for purchase or sale for the Fund’s account are customers of the Adviser, other sub-advisers, the Sub-Adviser or of their respective parents, subsidiaries or affiliates. In dealing with such customers, the Sub-Adviser and its subsidiaries and affiliates will not inquire or take into consideration whether securities of those customers are held by the Trust;

(h)
use reasonable efforts to assist the Chief Compliance Officer of the Trust in respect of Rule 38a-1 under the 1940 Act including, without limitation, providing the Chief Compliance Officer of the Trust with (i) current copies of the policies and procedures of the Sub-Adviser in effect from time to time (including prompt notice of any material changes thereto), (ii) a summary of such policies and procedures in connection with the annual review thereof by the Trust required under Rule 38a-1, and (iii) upon request, a certificate of the chief compliance officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1);

(i)
use reasonable endeavours to, or use reasonable endeavours to direct the custodian to, vote all proxies for securities held in the Segment in accordance with the Trust’s Proxy Voting Policy and maintain records concerning how it has voted such proxies on behalf of the Fund, and those records shall be made available to the Trust upon request for use in connection with the preparation and filing of the Trust’s Form N-PX; and

(j)	render, upon request of the Adviser or the Trust’s Board of Trustees, written reports concerning the investment activities of the Sub-Adviser with respect to the Sub-Adviser’s Segment of the Fund.

§3.        Expenses.  During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in performing its services under this Agreement.  The Sub-Adviser shall not be liable for any expenses of the Adviser or the Trust, including without limitation: (a) their interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Fund and (c) custodian fees and expenses.

§4.        Records.  In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records, if any, which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Adviser or the Trust any such records upon the Adviser’s or the Trust’s request and that such records shall be available for inspection by the SEC.  The Sub-Adviser further agrees to preserve for the periods and at the places prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

The Adviser agrees to provide the Sub-Adviser with such information as is reasonably required by the Sub-Adviser in order to comply with any legal or regulatory requirements.

                §5.        Compensation of the Sub-Adviser.

(a)        In consideration of services rendered pursuant to this Agreement, the Adviser will pay the Sub-Adviser a fee, in arrears, equal to an annual rate in accordance with Schedule A hereto, paid quarterly.

(b)        Such fee for each calendar quarter shall be calculated and accrue monthly based on the average daily net asset value of the assets under management of the Segment as of the end of each of the three months in the quarter just ended, as provided by the Adviser.

(c)         If the Sub-Adviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the ending market value of the assets managed in the month in which the termination occurs and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Sub-Adviser hereunder.

§6.        Services Not Exclusive.  Except to the extent agreed to by the Adviser and the Sub-Adviser, the services of the Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not impaired.  It is understood that the action taken by the Sub-Adviser under this Agreement may differ from the advice given or the timing or nature of action taken with respect to other clients of the Sub-Adviser, and that a transaction in a specific security may not be accomplished for all clients of the Sub-Adviser at the same time or at the same price.

§7.        Use of Names.  The Adviser shall not use the name, logo, trade or service mark or derivative of the foregoing of the Sub-Adviser or any of the Sub-Adviser’s affiliates in any prospectus, sales literature or other materials whether or not relating to the Trust in any manner not approved prior thereto by the Sub-Adviser; provided, however, that the Sub-Adviser shall approve all uses of its or its affiliate’s name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission; and, provided further, that in no event shall such approval be unreasonably withheld. Where the use of the Sub-Adviser’s name involves a description of or further information regarding the Sub-Adviser, the Adviser will obtain the prior consent of the Sub-Adviser and agrees to include disclosures or disclaimers that are required to be used in accordance with the Sub-Adviser’s legal or regulatory obligations.  The Sub-Adviser shall not use the name of the Trust, the Fund or the Adviser in any materials relating to the Sub-Adviser in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser shall approve all uses of its and the Fund’s or the Trust’s name which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder, including placing the Trust’s or the Adviser’s name on the Sub-Adviser’s list of representative clients, or which are required by the SEC or a state securities commission or other regulatory body, and, provided further, that in no event shall such approval be unreasonably withheld.

§8.        Liability of the Sub-Adviser.  Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, or loss resulting from breach of fiduciary duty, the Sub-Adviser shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.  Notwithstanding the foregoing, neither the Adviser nor the Trust shall be deemed to have waived any rights it may have against the Sub-Adviser under federal or state securities laws. In no event shall either party be liable for special, indirect or consequential damages, or lost profits, loss of business or damage to reputation, arising in connection with this Agreement

The Sub-Adviser shall indemnify and hold harmless the Trust and the Adviser (including its officers and directors) from any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) arising directly out of the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties including breach of fiduciary duty, hereunder of the Sub-Adviser.

The Adviser shall hold harmless and indemnify the Sub-Adviser (including its officers and directors) for any loss, liability, cost, damage or expense (including reasonable attorney’s fees and costs) arising from any claim or demand by any person that is based upon: (i) the obligations of any other sub-adviser to the Fund, (ii) any obligation of the Adviser under the Advisory Agreement that has not been delegated to the Sub-Adviser under this Agreement or (iii) any matter for which the Sub-Adviser does not have liability in accordance with the first sentence of this Section 8.

§9.        Limitation of Trust’s Liability.  The Sub-Adviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s and the Fund’s liability set forth in its Trust Instrument and under Delaware law.  The Sub-Adviser agrees that any of the Trust’s obligations shall be limited to the assets of the Fund and that the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

The names “Brown Advisory Funds” and “Trustees of Brown Advisory Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Trust Instrument dated as of May 1, 2012, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed and, where such amendment affects the Adviser or the Trust’s obligations or liability under this Agreement, notified to the Sub-Advisor in writing.  The obligations of “Brown Advisory Funds” entered into in the name or on behalf thereof, or in the name or on behalf of any series or class of shares of the Trust, by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series or class of shares of the Trust must look solely to the assets of the Trust belonging to such series or class for the enforcement of any claims against the Trust.

§10.  Duration, Renewal, Termination and Amendment.  This Agreement will become effective as of the date first written above, provided that it shall have been approved by vote of a majority of the Trustees, including a majority of the disinterested Trustees cast in person at a meeting called for the purpose of voting on such approval, and, unless sooner terminated as provided herein, shall continue in effect for an initial period of two (2) years.

Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive one year periods provided such continuance is specifically approved at least annually: (a) by the vote of a majority of the disinterested Trustees cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of all votes attributable to the outstanding Shares of the Fund.  This Agreement may be terminated as to the Fund at any time, without payment of any penalty, by the Trust’s Board of Trustees, by the Adviser, or by a vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ prior written notice to the Sub-Adviser, or by the Sub-Adviser upon 60 days’ prior written notice to the Adviser and the Trust’s Board of Trustees, or upon such shorter notice as may be mutually agreed upon.

This Agreement shall terminate automatically and immediately upon termination of the Advisory Agreement.  This Agreement shall terminate automatically and immediately in the event of its assignment (as such term is defined in the 1940 Act).  No assignment of this Agreement shall be made by the Sub-Adviser without the consent of the Adviser and the Board of Trustees of the Trust.

This Agreement may be amended at any time by the Adviser and the Sub-Adviser, subject to approval by the Trust’s Board of Trustees and, if required by the 1940 Act and applicable SEC rules and regulations, a vote of a majority of the Fund’s outstanding voting securities.  Notwithstanding the foregoing, the Trust shall be under no obligation to obtain shareholder approval to materially amend this Agreement unless required to obtain such approval pursuant to any orders or rules and regulations which may have been issued by the Securities and Exchange Commission.

§11.       Confidential Relationship.  Any information and advice furnished by either party to this Agreement to the other shall be treated as confidential and shall not be disclosed to third parties except as required by law or as required or permitted by this Agreement.

§12.  Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

§13.  Miscellaneous.  This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof and each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof.  To the extent not preempted by federal law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.  The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all parties.

§14.  Notices.  All notices and other communications hereunder shall be in writing (including telex or similar writing) and shall be deemed given if delivered in person or by messenger, cable, telegram or telex or facsimile transmission or by a reputable overnight delivery service which provides evidence of receipt to the parties at the following addresses or telex or facsimile transmission numbers (or at such other address or number for a party as shall be specified by like notice):

(a)       if to the Sub-Adviser, to:

Macquarie Funds Management Hong Kong Ltd.
One International Finance Centre
1 Harbour View Street
Central, Hong Kong
Facsimile transmission number: (852 3922 3605)
Attention: Florence Wong

copy to:

Macquarie Investment Management Limited
Level 9, 50 Martin Place
Sydney NSW
Australia
Facsimile:  +61 2 8237 3372
Attention: Genevieve Murray

(b)       if to the Adviser, to:

 Brown Advisory LLC
 901 South Bond Street – Suite 400
 Baltimore, Maryland 21231
 Facsimile transmission number: (410) 537-6486
 Attention: David M. Churchill

Each such notice or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the number specified in this section and the appropriate answer back or confirmation is received, and (ii) if given by any other means, when delivered at the address specified in this section.

15. Custody

The Adviser must nominate a custodian for the Segment. The Sub-Adviser and custodian may use clearing houses as required in the ordinary course of investment and management of the Segment. The Adviser must ensure that the custodian will (a) act in accordance with the instructions of the Sub-Adviser under this Agreement; (b) open and maintain safe custody of ownership records; (c) promptly adviser the Sub-Adviser of cash movements of the Fund in an electronic format consistent with industry practice. The Sub-Adviser may deal with any payment by either the Adviser or the Custodian as if made in cleared funds.

16. Force Majeure

A party will not be liable to the other for any failure, interruption or delay in performance of their respective obligations to the extent such failure, interruption or delay is caused by an event beyond the reasonable control of that party including (a) a serious  breakdown, failure or malfunction of any telecommunications or computer service or system which has been set up and maintained by a party in accordance with the requirements of this Agreement, where the party has taken reasonable steps to mitigate such breakdown, failure or malfunction; (b) the closure or suspension of any market relevant to a party’s obligations under this Agreement; or change in law or regulation.

17. Macquarie Trading Restrictions

The Adviser acknowledges that the Sub-Adviser is a member of Macquarie Group Limited (“Macquarie Group”) and that such group is a diversified provider of financial and investment services, engaging in a broad range of activities including securities underwriting, sales and trading, investment banking, lending, financial advisory services, investment research, asset management and other activities.  The Sub-Adviser generally has no control over these activities. As a result, the Adviser acknowledges that from time to time the Sub-Adviser’s investment activities may be restricted, for example due to regulatory constraints applicable to the Macquarie Group, and/or its internal policies designed to comply with such constraints.  Without limitation, this includes circumstances where an acquisition of securities would cause the Macquarie Group’s aggregated holdings in a company to exceed applicable takeover thresholds. In addition, where, due to such restrictions, there is limited capacity to acquire particular securities, the Segment or Fund will not have priority over any member of, or any other fund or clients associated with, the Macquarie Group to acquire those securities, however the Sub-Adviser will allocate available securities amongst funds and clients (including the Adviser) in a fair and equitable manner.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BROWN ADVISORY LLC

By:

Name:

Title:

SIGNED for and on behalf of
MACQUARIE FUNDS MANAGEMENT HONG KONG LIMITED
by its attorneys under a power of attorney dated
1 October 2014

…………………………………….
Signature of  attorney

…………………………………….
Name of attorney

) ) ) ) ) ) ) ) ) ) ) )	……………………………………. Signature of attorney ……………………………………. Name of attorney

SCHEDULE A

To the Investment Sub-Advisory Agreement between
Brown Advisory LLC and
Macquarie Funds Management Hong Kong Ltd.

Name of Fund	Compensation
Brown Advisory Emerging Markets Small-Cap Fund	0.90% per annum of the average daily net assets of the Segment